Exhibit (p)(2)

Morgan Stanley

Morgan Stanley Funds Code of Ethics

1. Introduction

This Code of Ethics (the “Code”) is adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and applies to the registered investment companies, including the exchange traded funds (each, a “Fund” and collectively, the “Funds”) advised or managed by Morgan Stanley Investment Management Inc. and certain of its affiliates1 (“MSIM”). This Code applies to all persons who are “Access Persons” of the Funds, as that term is defined in Rule 17j-1. To the extent that any such individuals are subject to compliance with the MSIM Public Side Code of Ethics and Personal Trading Guidelines (the “MSIM Public Side Code of Ethics”), which has been adopted pursuant to Rule 17j-1, compliance by such individuals with the provisions of the MSIM Public Side Code of Ethics shall constitute compliance with this Code. The Code will be effective for a Fund upon its adoption by that Fund’s Board of Directors or Trustees.

2. Reporting Requirements

2.1 Reports of Transactions - Independent Directors/Trustees and Directors/Trustees who are not Access Persons

A director or trustee of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act (an “Independent Director/Trustee”) and a director or trustee of a Fund who is not an Access Person shall report promptly to the MSIM Legal Department any personal transaction in a security if he or she knows or in the course of his/her duties as a Director/Trustee of the Fund should have known that during the 15 day period immediately before or after the Independent Director’s/Trustee’s transaction in the same security: (i) the Fund had purchased or sold the same security, or (ii) MSIM considered purchasing or selling the same security. Because monitoring the publication of a Fund’s portfolio holdings is not construed to be within the ordinary course of fulfilling the duties of a director/trustee, the publication or availability of a Fund’s portfolio holdings shall not be construed to impart actual or constructive knowledge of the Fund’s portfolio transactions on an Independent Director/Trustee.

2.2 Reports of Transactions, Brokerage Accounts and Holdings - Access Persons not covered by Section 2.1

No later than ten days after becoming an Access Person, new Access Persons who are not covered by Section 2.1 will be required to provide:

•	A list of all non-exempt securities holdings, with the information set forth below under annual reporting, as of the date of becoming an Access Person; and

1  The Code does not apply to the registered investment companies managed by Eaton Vance Management (“Eaton Vance Funds”) or the registered investment companies managed by Calvert Research and Management (“Calvert Funds”), each of which maintains a separate Funds Code of Ethics in compliance with rule 17j-1.

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•	A list of all outside brokerage accounts, including open end investment company accounts. The information must be current as of a date not more than 30 days before the information is submitted.

On a quarterly basis, an Access Person of a Fund who is not covered by Section 2.1 shall report:

•	All non-exempt securities transactions; and

•	A list of brokerage accounts and open-end registered investment company accounts opened during the quarter, to the MSIM Code of Ethics Group.

On an annual basis, an Access Person of a Fund who is not covered by Section 2.1 shall provide the MSIM Code of Ethics Group with:

•	A list of holdings of all non-exempt securities beneficially owned by such Access Person as of March 31 the title of the security, the number of shares held, and the principal amount of the security;

•	The name of any broker dealer, financial institution or open-end investment company where an account was maintained by such Access Person, as of March 31; and

•	The date the information is submitted by the Access Person.

An Access Person who is identified as “Investment Personnel” (as defined in Rule 17j-1) of a Fund must obtain approval from the MSIM Code of Ethics Group before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering.

2.3 Reports of Transactions, Brokerage Accounts and Holdings – General

Any quarterly report required above must be made within thirty days after the end of the calendar quarter in which the personal transaction occurred. The report may be made on the form provided by MSIM Code of Ethics Group or may consist of a broker statement that provides at least the same information. In the event that the MSIM Code of Ethics Group already maintains a record of the required information, an Access Person may satisfy this requirement by (i) confirming in writing (which may include e-mail) the accuracy and completeness of the record and disclosing the beneficial ownership of securities (if any) not listed on the account statement; and (ii) recording the date of the confirmation.

The MSIM Code of Ethics Group, or the MSIM Legal Department, as applicable, will identify and advise all Access Persons of the Fund, including the Independent Directors/Trustees and the Directors/Trustees who are not Access Persons, subject to the reporting requirement above, of their reporting requirement. Each report required under this Section 2.3 will be submitted for review by the MSIM Code of Ethics Group.

2.4 Definitions

For purposes of this Code

The term “personal transaction” means the purchase or sale, or other acquisition or disposition, of a security for the account of the individual making the transaction or for an account in which he or she has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in a security.

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Morgan Stanley

The term “beneficial ownership” shall be interpreted with reference to the definition contained in the provisions of Section 16 of the Securities Exchange Act of 1934, as amended. Generally, under Section 16, a person is regarded as having beneficial ownership of securities held in the name of:

•	The individual; or

•	A husband, wife or a minor child; or

•	A relative sharing the same household; or

•	Other person if the Access Person:

−	Obtains benefits substantially equivalent to ownership of the securities; or

−	Can obtain ownership of the securities immediately or at some future time.

For further information, please refer to the definition of “Immediate Family” below.

The term “Access Person” is defined by Rule 17j-1 under the 1940 Act as (i) any director, officer, general partner or employee of a fund or of a fund’s investment adviser (or of any company in a control relationship to the fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities (as defined in Rule 17j-1) by a fund, or whose functions relate to the making or any recommendations with respect to such purchases or sales; or (ii) any director, officer, or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities (as defined in Rule 17j-1) by the fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the fund regarding the purchase or sale of Covered Securities.

The term “Immediate Family” includes any of the following persons sharing the same household with you (which does not include temporary house guests): an Employee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, legal guardian, adoptive relative, or significant other. Or any relationship for whom the Employee contributes substantial financial support (e.g., a child in college that is claimed as a dependent on your income tax return or who receives health benefits through you) or the person is aware of a specific transaction or has direct or indirect influence or control over a transaction.

3. Exemptions

No report is required for a personal transaction in any of the following securities:

•	U.S. government securities;

•	Bank certificates of deposit;

•	Bankers’ acceptances;

•	Commercial paper;

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•	U.S. government agency securities;

•	High quality short-term instruments (including repurchase agreements);

•	Open-end registered investment companies (mutual funds) not advised or sub-advised by MSIM (as defined in the MSIM Public Side Code of Ethics); and

•	Money market funds;

•	Currencies;

•	Holding physical commodities; and

•	529 plans provided that the plan is not invested in MSIM Sub-Advised or Proprietary Funds.

Also, no report is required with respect to any account over which the Access Person has no influence or control.

4. Violations of the Code

Any officer of a Fund who discovers a violation or apparent violation of this Code by an Access Person shall bring the matter to the attention of the Chief Compliance Officer of the Fund who shall then report the matter to the Board of Directors/ Trustees of the Fund. The Board shall determine whether a violation has occurred and, if it so finds, may impose such sanctions, if any, as it considers appropriate.

5. Administration of the Code

No less frequently than annually the Board of Directors or the Board of Trustees of each of the Funds shall be provided with (i) a written report that describes any new issues arising under the Code, including information on material violations of the Code or procedures and sanctions imposed; and (ii) a certification from the Fund’s Chief Compliance Officer that each Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

6. Code Governance

Effective	June 2023
Risk Addressed	Failure to comply with Rule 17j-1
Relevant Law and other Sources	Rule 17j -1 under the Investment Company Act of 1940, as amended
Owner	IM Policies and Procedures Group Head
Approver	MSIM Funds CCO
Contact Information	Compliance (Deidre Downes, Stephanie DeCaro)
Intranet Location	https://policy.webfarm.ms.com/policies/portal/# /document-preview/1999684?sectionid=_bf9083d4-a7ff-4b8c-bd9e-fbdbae61d564

Approved by the Boards of the Morgan Stanley Funds on June 9-10, 2015; December 2, 2021; June 14-15, 2023.

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